Exhibit 10.8 (b)

                             American Woodmark Corporation

                                 Fiscal Year 1998
                      Annual Incentive Plan for Vice Presidents


I.   The objectives of the Annual Incentive Plan are threefold:

     A. Provide an incentive which will encourage and reward outstanding individual performance;

     B. Help align the personal goals of the individual with the overall goals of and objectives of American Woodmark and the stockholders of American Woodmark; and

     C. Together with base pay and long term incentive programs, provide a compensation package, in both form and total value, which is equal to or better than opportunities offered in the competitive marketplace for similar performance in similar positions.


II.  Eligibility for Participation in the Annual Incentive Program

     A. All Vice Presidents of the Company. Eligible participants must be employed by the Company on April 30, 1998. All calculations will be reduced on a pro-rated basis for eligible participants not employed as of May 1, 1997.


III. Determination of Annual Incentive Payout

     A.   Determination of the payout will be based two components:

          1. Zero to 70% of base salary on April 30, 1998 as determined by the attached schedule for net income. No payment will be made on net income below $5.0 million. Net income will be the audited amount as listed in the Company's annual report for Fiscal 1998.

          2. Zero to 30% of base salary on April 30, 1998 based on the individual evaluation of the employee through the Company's performance review process.

     B. No payments will be made on the annual incentive plan unless the Company reports a net profit for the fiscal year.



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